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AREA
BANCSHARES
CORPORATION

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                                  MEDIA RELEASE

FOR IMMEDIATE RELEASE
  February 5, 2002

             AREA BANCSHARES CORPORATION ANNOUNCES SPECIAL DIVIDEND

         Owensboro, Kentucky - February 5, 2002 - AREA Bancshares Corporation (Nasdaq: AREA) (www.areabancshares.com), Kentucky's largest bank holding company, announced that its Board of Directors declared on February 4, 2002, a special one-time dividend of $1.00 per common share payable March 11, 2002, to shareholders of record at the close of business on February 18, 2002.

         The special dividend is in response to AREA's stronger than expected earnings for 2001. AREA's Board of Directors asked for and received permission to pay the special dividend from BB&T Corporation.

         On November 8, 2001, BB&T Corporation (NYSE: BBT) announced plans to acquire AREA in a $450.6 million stock swap. The exchange will be fixed at 0.55 of a share of BB&T common stock for each share of AREA common stock. The transaction is expected to close in the first quarter of 2002, subject to approval by AREA's shareholders.

         AREA operates throughout Kentucky in 31 cities with 71 banking centers and 97 automatic teller machines. Through its subsidiaries, AREA offers a broad range of bank-related services, including trust and brokerage services.

         This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting AREA's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced AREA's assumptions, but that are beyond AREA's control. Additional information and other factors that could affect future financial results are included in AREA's filings with the Securities and Exchange Commission.


SOURCE:    AREA Bancshares Corporation
CONTACT: John Ray of AREA Bancshares Corporation, 1-270-688-7753 Web site: http://www.areabancshares.com